December 13, 2005



Mail Stop 4561

By U.S. Mail

William A. Osborn
Chief Executive Officer
Northern Trust Corporation
Fifty South LaSalle Street
Chicago, IL 60675

	Re:	Northern Trust Corporation
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 14, 2005
		File No. 0-05965

Dear Mr. Osborn:

	We have completed our review of your Form 10-K and have no further comments at this time.




Sincerely,



        Angela Connell
             				    Senior Accountant